Exhibit 10.2

AMENDMENT NO. 1 TO CHANGE IN CONTROL/

SEVERANCE COMPENSATION AGREEMENT

This Amendment No.1 (the “Amendment”) to the Change in Control Severance Compensation Agreement effective as of January 23, 2008 (the “Agreement”) is entered into on April 10, 2008, and is between Polymer Group, Inc. (the “Company”) and Robert Kocourek (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	Insert the following new sub-section (vi) to Section 3(D) of the Agreement:

“; or (vi) Executive and the Company are unable to agree upon the proper reporting of any financial matter which Executive reasonably believes is appropriate in order to comply with the rules and regulations of the United States Securities and Exchange Commission or in order for the Company’s financial statements to be prepared in conformity with generally accepted accounting principles.”

2.	Delete sub-paragraph (A) of Section 4 of the Agreement and replace it with the following:

“(A) The Company shall pay to you in a lump sum payment within five (5) business days following the Date of Termination, an amount that is the sum of (i) twenty-four (24) times your monthly base salary at the rate in effect at the time a Notice of Termination is given and (ii) two times the greater of (x) your annual bonus earned for the most-recently completed fiscal year of the Company and (y) your annual target bonus for the year which includes the Date of Termination: provided, that you shall have executed a reasonable and customary release in favor of the Company and its subsidiaries releasing all claims related to or arising out of the termination of your employment.”

3.	Delete sub-paragraph (A) of Section 6 of the Agreement and replace it with the following:

“(A) In further consideration of the compensation to be paid to you hereunder, whether under Article 4 or Paragraph 6(E), you acknowledge that during the course of your employment with the Company and its Subsidiaries you shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its predecessors and its Subsidiaries and that your services shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, you agree that, during the time you are employed by the Company and for a period of time equal to twenty-four (24) months thereafter (the “Noncompete Period”), you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process during your employment on the date of the termination or expiration of your employment, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.”

Except as modified by the foregoing, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date written above.

POLYMER GROUP, INC.

By:	/s/ Daniel L. Rikard	/s/ Robert J. Kocourek
Robert Kocourek
Name:

Title:	V.P. General Counsel & Secretary